EXHIBIT 11(c)(3)


                              AMENDMENT AGREEMENT


          AMENDMENT AGREEMENT, dated as of April 8, 1999, by and among RSA Holdings Corp. of Delaware, a Delaware corporation ("Parent"), RSA Acquisition Corp., a Delaware corporation and a subsidiary of Parent ("Purchaser"), and American Safety Razor Company, a Delaware corporation (the "Company").

          WHEREAS, the parties have entered into an Agreement and Plan of Merger dated as of February 12, 1999 (the "Agreement");

          WHEREAS, the parties wish to amend certain provisions of the Agreement; and

          WHEREAS, Section 8.04 of the Agreement provides in relevant part that at any time before any approval of the Agreement by the stockholders of the Company, the Company, Parent and Purchaser may amend the Agreement by written agreement signed on behalf of all the parties.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Parent, Purchaser and the Company hereby agree as follows:

          1. Terms not specifically defined herein shall have the meanings set forth in the Agreement.

          2. The reference to "$14.125" contained in the second WHEREAS clause to the Agreement and each other reference to "$14.125" contained in the Agreement is hereby replaced with "$14.20".

          3. The proviso contained in the penultimate sentence of Section 1.01(a) of the Agreement is hereby deleted in its entirety and replaced with the phrase "; provided that notwithstanding the satisfaction of the Offer Conditions, Parent, Purchaser and the Company agree that the Offer may be extended up to and including 2:00 p.m. on April 23, 1999."

          4. Section 1.01 of the Agreement is hereby further amended by adding a new subsection, subsection 1.01(c), which shall read in its entirety:

               "(c) The Offer Documents shall be promptly amended and supplemented following the execution of the Amendment Agreement to describe the material terms thereof, and the Offer Documents as so amended and supplemented, shall be filed with the SEC and published, sent or given to the Company's
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               stockholders, in each case as and to the extent required by applicable federal securities law.

          5. Section 1.02 of the Agreement is hereby amended by adding a new subsection, subsection 1.02(d), which shall read in its entirety:

               "(d) The Schedule 14D-9 shall be promptly amended and supplemented following the execution of the Amendment Agreement to describe the material terms thereof, and the
               Schedule 14D-9, as so amended and supplemented, shall be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities law.

          6. Section 2.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

               "Section 2.11 Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each outstanding class of capital stock of the Company pursuant to the Offer, if the Parent, Purchaser or any other subsidiary of the Parent determines, in its sole discretion, to utilize the provisions of Section 253 of the GCL, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL, provided, that the foregoing will not alter the Minimum Condition."

          7. Section 4.14 of the Agreement is hereby amended by deleting the "or" immediately before the "(iii)" in the penultimate line thereof and inserting at the end of such section the following:

               "; or (iv) with respect to the cotton related matters described in Annex A of Section 4.08 of the Company Disclosure Schedule or referenced in Sections 4.14(iv) and 4.22, any new condition, event or occurrence (or in the case of any condition, event or occurrence existing at the date hereof, an acceleration or worsening thereof), which would, in the good faith judgment of Parent and its financing sources, reasonably be expected to have a Material Adverse Effect on the Company".

          8. A new section is hereby added to the Agreement, Section 4.22, which shall read in its entirety:

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               "Section 4.22 Cotton Liability.  In respect of the potential liability (the "Cotton Liability") arising from the higher residual levels of hydrogen peroxide in the cotton that the Company's pharmaceutical coil business received from its supplier during the period from March 1998 through November 1998, the Company, based upon a review and investigation of the Cotton Liability and upon advice of counsel and taking into account the levels of insurance, including and assuming for this purpose the purchase of the Supplemental Insurance (as defined in Section 5.09 hereof) and potential defenses, claims and counterclaims available to the Company in respect of the Cotton Liability, the Company believes at the date hereof that the Cotton Liability will not have a material adverse effect on the assets, business, financial condition, results or operations of the Company and its subsidiaries taken as a whole."

          9. Section 5.05 is hereby amended to add the following sentence at the end thereof to read as follows:

               "Purchaser has delivered to the Company revised Commitment Letters which eliminate any conditions relating to receipt and satisfaction with respect to the Company's financial statements for fiscal year 1998".

          10. A new section is hereby added to the Agreement, Section 5.09, which shall read in its entirety:

               "Section 5.09 Insurance. Parent has executed binders with Transcontinental Insurance Company and/or another nationally recognized insurance company entitling the Company to purchase $50.0 million of additional insurance (the "Supplemental Insurance"), pursuant to policies substantially in the form set forth on Section 5.09 of the Purchaser Disclosure Statement to cover the Company and existing directors and officers (as named insureds) for matters arising out of or relating to, among other things, the cotton liability described in Annex A of Section 4.08 of the Company Disclosure Schedule, with coverage contingent upon the consummation of the Offer."

          11. A new section is hereby added to the Agreement, Section 6.17, which shall read in its entirety:

               "Section 6.17 Insurance. Parent will, upon consummation of the Offer, enter into insurance policies in substantially the form set forth on Section 5.09 of the Purchaser Disclosure

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               Statement with Transcontinental Insurance Company and/or
               another nationally recognized insurance company pursuant to which the Company will purchase the Supplemental Insurance, with coverage effective upon the consummation of the Offer."

          12. The reference to "55 days" contained in Section 8.01(c)(ii) of the Agreement is hereby replaced with "70 days."

          13. Section 8.02 of the Agreement is hereby amended by inserting the following proviso at the end thereof:

               "provided, that, notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 8.01(c), 8.01(d)(iv), 8.01(e)(i) or 8.01(e)(ii) as a result of or in connection with the cotton liability described on Annex A of Section 4.08 of the Company Disclosure Schedule or referenced in Sections 4.14(iv) and 4.22, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, hereby irrevocably and unconditionally releases, acquits and forever discharges on behalf of itself and any person acting by, through, or under or in concert with such party and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees"), the other party or parties to this Agreement (the "Other Party") and each of the directors and officers of the Other Party and any financing sources of the Other Party (collectively, the "Released Parties") from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever known or unknown, emanating from, arising out of, or in any way whatsoever arising or resulting from any action which the Other Party may have taken or failed to take which results in such termination, and each such party agrees that neither it, nor any person acting by, through, or under it shall institute or pursue any action or actions, cause or causes of action (in law or in equity), suits or claims in state or federal court against or adverse to the Released Parties arising from or attributable to the Releasees in connection with the foregoing."

          14. Section 8.03 of the Agreement is hereby amended by inserting the following new subsection at the end thereof:

               "(d) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated pursuant to
               Section 8.01 (e)(i) or 8.01(e)(ii) as a result of or in

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               connection with the cotton liability described on Annex A of
               Section 4.08 of the Company Disclosure Schedule or referenced in Sections 4.14(iv) and 4.22, the Company shall not be required to pay to Purchaser or Parent a Fee or any Expenses.

          15. Item 2 of Section 4.08 of the Company Disclosure Schedule is hereby amended in the manner set forth in Annex A attached hereto and such section is hereby replaced in its entirety by Annex A.

          16. A new section, Section 5.09, is added to the Purchaser Disclosure Statement as set forth in Annex B attached hereto.





































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          17.  This Amendment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          18. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Amendment Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

AMERICAN SAFETY RAZOR COMPANY


By:   /s/ Jonathan F. Boucher
     ______________________________________
     Name:  Jonathan F. Boucher
     Title:

RSA HOLDINGS CORP. OF DELAWARE


By:   /s/ Adam L. Suttin
     _____________________________________
     Name:  Adam L. Suttin
     Title:

RSA ACQUISITION CORP.


By:   /s/ Adam L. Suttin
     _____________________________________
     Name:  Adam L. Suttin
     Title:















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